                                  EXHIBIT 10.22

                                  CONFIDENTIAL

                                                    April __, 1996

____________________
W. R. Grace & Co.
One Town Center Road
Boca Raton, FL  33486

Dear Mr. _______:

                  W. R. Grace & Co., a New York corporation (the "Company"), considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company, its subsidiaries and other business units, and its stockholders.

                  Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company, although no such change is now contemplated.

                  In order to induce you to remain in the employ of Grace (as hereafter defined), the Company agrees that you shall receive the severance benefits set forth in this letter agreement ("Agreement") in the event your employment with Grace is terminated subsequent to a Change in Control of the Company (as hereinafter defined) under the circumstances provided in this Agreement.

                  1. Definitions. When used in this Agreement as capitalized terms, the following defined terms shall have the meanings set forth or specified in this Section.

                  (a) "Advance" shall have the meaning specified in Section 4(d)(ii).

                  (b) "After-Tax Total Payment" means the sum of the Severance Payment plus the Other Payments, if any, plus, if applicable, any Gross-Up Payment to which you are entitled, after reducing such sum by all applicable federal, state, local and foreign taxes (including, but not limited to, the Excise Tax). The applicable federal, state, local and foreign taxes shall be those taxes that, in the opinion of the Tax Advisor, will be imposed upon you as a result of the receipt or enjoyment of the Severance Payment, the Other Payments and/or the Gross-Up Payment and shall be calculated based upon the assumption that you will at all times be subject to tax at the highest possible marginal tax rates that could be applicable to you for the year of receipt, unless you inform the Tax Advisor that a different marginal tax rate is applicable with respect to you for that year.

                  (c) "Board" shall have the meaning specified in the first paragraph of this Agreement.

                  (e) "Change in Control of the Company" means and shall be deemed to have occurred if (i) the Company determines that any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, has become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20% or more of the outstanding common stock of the Company; (ii) individuals who are Continuing Directors cease to constitute a majority of any class of directors of the Board;
(iii) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a "Corporate Transaction"), in each case, with respect to which the stockholders of the Company immediately prior to such Corporate Transaction do not, immediately after the Corporate Transaction, own more than 60% of the combined voting power of the corporation resulting from such Corporate Transaction; or (iv) the shareholders of the Company approve a complete liquidation or dissolution of the Company. Notwithstanding any other provision of this Agreement, the NMC Disposition shall not be deemed a "Change in Control of the Company" for purposes of this Agreement.

                  (f) "Code" means the Internal Revenue Code of 1986, as amended and in effect at the time of a Change in Control of the Company.

                  (g) "Company" means W. R. Grace & Co., a New York corporation, and any successor as provided in Section 6(a).

                  (h) "Continuing Director" means any member of the Board who was such a member on the date hereof and any successor to such a Continuing Director who is approved as a nominee or elected to succeed a Continuing Director by a majority of Continuing Directors who are then members of the Board.

                  (i) "Corporate Transaction" shall have the meaning specified in Section 1(e).

                  (j) "Date of Termination" shall have the meaning specified in Section 3(e).

                  (k)      "Disability" shall have the meaning specified in
Section 3(a).

                  (l) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  (m) "Excise Tax" means the excise tax imposed by Section 4999 of the Code and/or any interest or penalties with respect to such excise tax.

                  (n) "Formula Compensation" means the "base amount" as defined under Section 280G(b)(3) of the Code. For purposes of this Agreement, "base amount" shall not include payments received under Retirement Arrangements and shall be computed as though a Change in

Control of the Company constituted a change in ownership or effective control under Section 280G of the Code.

                  (o) "Grace" means the Company and/or one or more of its subsidiaries.

                  (p)      "Good Reason" shall have the meaning specified in
Section 3(c).

                  (q) "Gross-Up Payment" shall have the meaning specified in Section 4(c)(ii)(A)(2).

                  (r) "NMC Disposition" means a transaction or series of transactions whereby control of the business presently conducted by the Company's National Medical Care, Inc. subsidiary (such business, the "NMC Businesses") is separated from control of substantially all of the other businesses presently conducted by the Company and its affiliates (the "Non-NMC Businesses"), regardless of the structure of such transaction, and which may include (among other actions by the Company) a distribution by the Company, with respect to each share of its common stock, of one share of a newly formed corporation that directly or indirectly owns or controls the Non-NMC Businesses. References herein to the "Successor Corporation" refer to the entity that, after completion of the NMC Disposition, controls the Non-NMC Businesses.

                  (s)      "Notice Period" shall have the meaning specified in
Section 4(d)(ii).

                  (t) "Notice of Termination" means a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

                  (u) "Other Payments" means payments and/or the value of benefits to which you are entitled (other than the Severance Payment and, if applicable, the Gross-Up Payment) pursuant to any agreement (including this Agreement) that constitute "parachute payments" (as defined in Section 280G of the Code and the regulations thereunder).

                  (v) "Post-1998 Period" means the period of time commencing on January 1, 1999 and continuing thereafter.

                  (w) "Pre-1999 Period" means the period of time commencing on the date hereof and ending on December 31, 1998.

                  (x) "Retirement" shall have the meaning specified in
Section 4(a).

                  (y) "Retirement Plans" means retirement plans of Grace; "Retirement Arrangements" means Retirement Plans and agreements of Grace relating to retirement benefits, and "Insurance Plans" means Grace's basic life and health insurance plans, the survivor benefit under any Grace deferred compensation program, and the Executive Salary Protection Plan.

                  (z)      "Severance Payment" means a single, lump sum payment.

                  (aa) "Successor Corporation" shall have the meaning specified in Section 1(r).

                  (bb) "Tax Advisor" means a tax advisor that, in the reasonable judgment of the Company, is familiar with and experienced in the tasks required of the "tax advisor" hereunder, and is selected by the Company to perform those tasks. The Company shall pay all of the fees and expenses of the Tax Advisor.

                  (cc)     "Underpayment" shall have the meaning specified in
Section 4(d)(i).

                  2. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 1996; provided, however, that commencing on each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement or you shall have given such notice to the Company; provided, further, if a Change in Control of the Company shall have occurred during the original or any extended term of this Agreement, this Agreement shall continue in effect for a period of 24 months beyond the month in which such Change in Control of the Company occurred. This Agreement shall terminate upon your ceasing to be an officer of the Company unless prior thereto a Change in Control of the Company shall have occurred.

                  3. Termination Following Change in Control. No benefits shall be payable hereunder unless there shall have been a Change in Control of the Company during the term of this Agreement. If any of the events described in
Section 1(e) constituting a Change in Control of the Company shall have occurred, you shall be entitled to the benefits provided in Section 4 upon the subsequent termination of your employment during the term of this Agreement unless such termination is (i) because of your death, Disability or Retirement, (ii) by the Company for Cause, or (iii) by you other than for Good Reason, as specified below.

                  (a) Disability. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with Grace for six consecutive months, and within 30 days after written notice of termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability".

                  (b) Cause. The Company shall be entitled to terminate your employment for Cause. For the purposes of this Agreement, "Cause" means (i) the willful and continued failure by you to substantially perform your duties with Grace (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by you for Good Reason) after a written demand for substantial performance is delivered to you as authorized by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (ii) the willful engaging by you in conduct which is demonstrably and materially injurious to Grace, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of Grace. Any act or omission based upon authority given pursuant to authorization of the Board or upon the advice of counsel for Grace shall be conclusively presumed to be done or omitted by you in good faith and in the best interest of Grace. Notwithstanding the foregoing, your employment shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board, held after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board, finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clause (i) or (ii) of the second sentence of this Subsection and specifying the particulars thereof in detail.

                  (c) Good Reason. You shall be entitled to terminate your employment for "Good Reason". For purposes of this Agreement, "Good Reason" means the occurrence after a Change in Control of the Company of any of the following circumstances, without your express written consent, unless such circumstances (other than that specified in paragraph (iii)) are fully corrected prior to the Date of Termination specified in the Notice of Termination given by you in respect thereof:

                  (i) The assignment to you of any duties inconsistent with your status as an officer of the Company and an executive of Grace or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control of the Company.

                  (ii) A reduction in your annual base salary as in effect on the date hereof or as the same may be increased from time to time, or Grace's failure to increase your annual base salary substantially in accordance with increases given to other officers of the Company.

                  (iii) Grace's requiring you to be based anywhere other than the metropolitan area in which your office is located immediately prior to the Change in Control of the Company, except for required travel on Grace's business to an extent substantially consistent with your business travel obligations immediately prior to the Change in Control of the Company.

                  (iv) The failure by Grace, without your consent, to pay to you any portion of your then current compensation, or the failure by Grace (and/or any trust of which Grace is the grantor) to pay to you any portion of an installment of deferred compensation under any deferred compensation program of Grace within seven days of the date such deferred compensation is due.

                  (v) The failure by Grace to continue in effect any compensation plan or program in which you participate immediately prior to the Change in Control of the Company which is material to your total compensation, including but not limited to Grace's incentive compensation, long-term incentive compensation, stock incentive and deferred compensation plans or programs or any substitute plans or programs adopted prior to such Change in Control of the

         Company, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan or program) has been made with respect to such plan or program, or the failure by Grace to continue your participation therein (or in such substitute or alternative plan or program) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of such Change in Control of the Company.

                  (vi) The failure by Grace to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Retirement Arrangements or Insurance Plans in which you were participating at the time of the Change in Control of the Company, the taking of any action by Grace that would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control of the Company, or the failure by Grace to provide you with the number of paid vacation days to which you are entitled on the basis of your years of service with Grace in accordance with Grace's normal vacation policies in effect at the time of the Change in Control of the Company.

                  (vii) The failure of the Company to obtain a satisfactory agreement from the Successor Corporation and/or any other successor to assume and agree to perform this Agreement, as contemplated in Section 6.

                  (viii) Any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (d) below (and, if applicable, the requirements of Subsection (b) above). For purposes of this Agreement, no such purported termination shall be effective.

Your right to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.

                  (d) Notice of Termination. Any purported termination of your employment by Grace or by you following a Change in Control of the Company shall be communicated by a Notice of Termination to the other party hereto in accordance with Sections 1(t) and 7.

                  (e) Date of Termination, Etc. "Date of Termination" shall mean (i) if your employment is terminated for Disability, 30 days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such 30-day period), and (ii) if your employment is terminated pursuant to Subsection (b) or (c) above or for Retirement or for any reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection (b) above shall not be less than 30 days, and in the case of a termination pursuant to Subsection (c) above shall not be less than 15 nor more than 60 days, respectively, after the date such Notice of Termination is given); provided that if within 15 days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this proviso), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay, or cause a subsidiary to pay, you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation plans and programs, Retirement Arrangements and Insurance Plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

                  4. Compensation During Disability and upon Termination. Following a Change in Control of the Company, upon termination of your employment or during a period of disability you shall be entitled to the following benefits:

                  (a) Disability; Retirement. During any period that you fail to perform your full-time duties with Grace as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate in effect at the commencement of any such period, plus all other amounts to which you are entitled under any compensation plan or program of Grace in effect during such period, until your employment is terminated for Disability pursuant to Section 3(a). Thereafter your benefits shall be determined under the Retirement Arrangements, Insurance Plans and other compensation plans and programs then in effect in accordance with the terms of such plans and programs (without regard to any amendment to such plans and programs made subsequent to a Change in Control of the Company and on or prior to the Date of Termination).

                  If your employment shall be terminated by your Retirement, or by reason of your death, the Company shall pay, or cause a subsidiary to pay, you your full base salary through the Date of Termination or the date of your death plus all other amounts to which you are entitled under any compensation plan or program of Grace. Thereafter your benefits shall be determined in accordance with the Retirement Arrangements, Insurance Plans and other compensation plans and programs then in effect in accordance with the terms of such plans and programs (without regard to any amendment to such plans and programs made subsequent to a Change in Control of the Company and on or prior to the Date of Termination). As used herein, "Retirement" shall mean termination of employment and retirement under a Retirement Plan but shall not include termination of employment for Good Reason or involuntary retirement by reason of the failure of the Company to approve your continued employment after you reach normal retirement age.

                  (b) Cause; Voluntary Termination. If your employment shall be terminated by the Company for Cause or by you other than for Good Reason, Disability, Retirement or death, the Company shall pay, or cause a subsidiary to pay, you your full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan or program of Grace at the time such payments are due, and the Company shall have no further obligations to you under this Agreement except as provided in Subsection
(g) below.

                  (c) Involuntary Termination. If your employment shall be terminated by you for Good Reason, or by the Company other than for Cause or Disability, you shall be entitled to the benefits provided below:

                  (i) The Company shall pay, or cause a subsidiary to pay, you your full base salary and vacation pay accrued (but not taken) through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus accrued incentive compensation (under the annual incentive compensation program) through the Date of Termination at the same percentage rate (i.e., percentage of your previous year-end salary) applicable to the calendar year immediately prior to the Date of Termination, plus all other amounts to which you are entitled under any compensation plan or program of Grace at the time such payments are due.

                  (ii) In lieu of any further salary payments to you for periods subsequent to the Date of Termination:

                           A. If (but only if) the Date of Termination occurs during the Pre-1999 Period, the Company shall pay you the payment(s), calculated in accordance with Subparagraph
                                    (1) or Subparagraph (2) below, whichever such Subparagraph results in the greatest After-Tax Total Payment to you:

                                    (1)      A Severance Payment equal to your
                                    Formula Compensation multiplied by 2.99, subject to any reduction necessary to satisfy the provisions of Section 4(c)(iv); or

                                    (2)      A Severance Payment equal to 3.00
                                    multiplied by the sum of (a) your annual base salary in effect on the day immediately preceding the Date of Termination plus (b) an amount equal to the greatest of (i) your targeted annual incentive compensation award for the year of the Date of Termination,
                                    (ii)
                                    your annual incentive compensation award that was actually paid to you for the year immediately prior to the year of the Date of Termination or (iii) your targeted annual incentive compensation award for such prior year; and, if the Severance Payment, either individually or in combination with Other Payments, if any, to which you are entitled, are subject to the Excise Tax, an additional payment (the "Gross-Up Payment") in an amount necessary, as determined by the Tax Advisor, to place you in the same economic position that you would have enjoyed if the Excise Tax had not been applied to the Severance Payment and/or Other Payments.

                           B. If your Date of Termination occurs during the Post-1998 Period, the Company shall pay to you a Severance Payment and, if applicable, a Gross-Up Payment that will be equal to the amount of such Payments calculated in accordance with Subparagraph 2 of Section 4(c)(ii)(A).

                  (iii) For a 24-month period following the Date of Termination, the Company shall arrange to provide you with basic life and health insurance benefits substantially similar to those you are receiving under Insurance Plans immediately prior to the Notice of Termination, and with salary continuance benefits similar to those which you would receive under the Executive Salary Protection Plan had you continued to be employed at the date of your death less the amount of your Severance Payment hereunder. Benefits otherwise receivable by you pursuant to this paragraph shall be reduced to the extent comparable benefits are actually received by you during the 24-month period following the Date of Termination, and any such benefits actually received by you shall be reported by you to the Company. Thereafter your benefits shall be determined in accordance with the Insurance Plans as in effect at the Date of Termination (without regard to any amendment to such plans made subsequent to a Change in Control of the Company and on or prior to the Date of Termination).

                  (iv) With respect to the calculation of the Severance Payment under Subparagraph (1) of Section 4(c)(ii)(A) if, in addition to the Severance Payment, you are entitled to Other Payments, the Severance Payment calculated under Subparagraph (1) of Section 4(c)(ii)(A) shall be reduced (but not below zero) by the amount necessary to avoid the imposition of the Excise Tax with regard to the Severance Payment and/or Other Payments; provided that such reduction shall only be effective if, as calculated in accordance with this Agreement, the total amount of the Severance Payment, as so reduced, plus Other Payments (together, the "Reduced Payment") would be greater than the total amount of the Severance Payment, without regard to any such reduction, plus Other Payments (together, the

         "Full Payment"), after reducing the amount of both the Reduced Payment and the Full Payment by the total of all applicable federal, state, local and foreign taxes (including, but not limited to, the Excise
         Tax). The applicable federal, state, local and foreign taxes shall be calculated by the Tax Advisor in the same manner as is applicable to the calculation of the After-Tax Total Payment.

                  (d) The following provisions shall apply with respect to the calculation of, and other matters involving, a Gross-Up Payment under Subparagraph (2) of Section 4(c)(ii)(A):

                  (i) All determinations required with respect to the calculation of a Gross-Up Payment, including whether a Gross-Up Payment is required, the amount of the payments constituting "excess parachute payments" (as defined under Section 280G(b) of the Code), and the amount of the Gross-Up Payment, shall be made by the Tax Advisor, which shall provide detailed supporting calculations both to you and the Company within thirty days after the Date of Termination. All such determinations shall be made based upon the assumption that you are at all times subject to income tax at the highest marginal rates that could be applicable to you for the relevant periods, unless you inform the Tax Advisor that a different marginal tax rate is applicable with respect to you for income tax for such periods. The Company shall pay to you the initial Gross-Up Payment within five days of the receipt by you and the Company of the Tax Advisor's determination. If the Tax Advisor determines that no Excise Tax is payable by you, the Company shall cause the Tax Advisor to provide you with an opinion that the Tax Advisor has substantial authority under the Code and the regulations thereunder not to report an Excise Tax on your federal income tax return for each relevant period. If the initial Gross-Up Payment is insufficient to cover the amount of the Excise Tax that is ultimately determined to be owing by you with respect to any Payment (hereinafter an "Underpayment"), the Company, after exhausting its remedies under Subsection (ii) below (in the event of a claim by the Internal Revenue Service), shall promptly pay to you an additional Gross-Up Payment in respect of the Underpayment.

                  (ii) You shall notify the Company in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notice shall be given as soon as practicable after you know of such claim and shall apprise the Company of the nature of the claim and the date on which the claim is requested to be paid. You agree not to pay the claim until the expiration of the 30-day period following the date on which you notify the Company, or such shorter period ending on the date the federal income and excise taxes with respect to such claim are due (the "Notice Period"). If the Company notifies you in writing prior to the expiration of the Notice Period that it desires to contest the claim, you shall: (i) give the Company any information reasonably requested by the Company relating to the claim; (ii) cooperate with the Company in good faith in contesting the claim; and (iii) permit the Company to participate in any proceedings relating to the claim. If you pay such claim and pursue a refund, the Company shall advance the amount of such payment to you on an after-tax and interest-free basis (the "Advance"). If the Company does not notify you in writing prior to the end of the Notice Period of its desire to contest the claim, the Company shall pay to you an additional Gross-Up Payment in respect of the "excess parachute payments" that are the subject of the claim, and you agree to pay the amount of the Excise Tax that is the subject of the claim to the applicable taxing authority in accordance with applicable law.

                  (iii) If, after receipt by you of an Advance, you become entitled to a refund with respect to the claim to which such Advance relates, you shall pay the Company the amount of the refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after receipt by you of an Advance, a determination is made by a competent authority that you are not entitled to any refund with respect to the claim and the Company does not promptly notify you of its intent to contest the denial of such refund, then the amount of the Advance shall not be required to be repaid by you and the amount thereof shall offset the amount of the additional Gross-Up Payment then owing to you.

                  (iv) The Company shall indemnify you and hold you harmless, on an after-tax basis, from and against any costs, expenses, penalties, fines, interest or other liabilities ("Losses") incurred by you with respect to the exercise by the Company of any of its rights under this Section 4(d), including, without limitation, any Losses related to the Company's decision to contest a claim or participate in such contest or any imputed income to you resulting from any Advance or action taken on your behalf by the Company hereunder.

                  (e)      Payment Of Severance Payment.

                  (i) The Severance Payment to which you are entitled shall be paid to you not later than the fifth day following your Date of Termination, provided, however, that if the amount of such payment cannot be fully determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Tax Advisor, of the amount of such payment and shall pay the remainder of such payment (together with interest from such fifth day to the date of such payment at a rate of interest per annum equal to the prime rate of interest announced by Morgan Guaranty Trust Company of New York from time to time plus 2 percentage points) as soon as the amount thereof can be determined but in no event later than the thirtieth day after your Date of Termination. In the event that the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall be payable by you to the Company, without interest, on the fifth day after demand by the Company.

                  (ii) The Company also shall pay to you all legal fees and expenses incurred by you as a result of your termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination, in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder). Such payments shall be made at the later of the times specified in paragraph (i) above, or within five days after your request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

                  (f) No Mitigation. You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owing by you to the Company, or otherwise, except as provided in Section 4(c)(iii) above.

                  (g) Retirement Benefits. In addition to all other amounts payable to you under this Section 4, you shall be entitled to receive all benefits payable to you under all Retirement Arrangements.

                  (h) Tax Advisor. Each calculation necessary to effectuate the provisions of this Section 4 shall be performed by the Tax Advisor within the appropriate time periods specified herein for such calculation or, absent such specification, prior to the date the Severance Payment is made to you pursuant to Section 4(e) above. All issues with regard to those calculations that are not specifically provided for by this Agreement shall be decided in a manner that provides you with the greatest After-Tax Total Payment. Any determination by the Tax Advisor shall be binding upon you and the Company.

                  5. Relationship to Other Agreements and Plans. To the extent that any provision of any other agreement between Grace and you shall limit, qualify or be inconsistent with any provision of this Agreement, then for the purposes of this Agreement (while this Agreement remains in effect) the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose. The Severance Payment shall not be considered to be compensation for the purpose of any Retirement Arrangements, Insurance Plans or compensation plans of Grace.

                  6.       Successors.

                  (a)      Successors to the Company.

                  If the NMC Disposition occurs and the Company is not the Successor Corporation, the Company shall require the Successor Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform this Agreement if the NMC Disposition had not taken place. The Company shall also require any successor (whether direct or indirect, by purchase or merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company (either before or after the NMC Disposition) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminate your employment for Good Reason following a Change in Control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination (provided you shall have delivered a Notice of Termination to the Company). As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and/or any successor to the Company's business and/or assets as aforesaid (including, but not limited to, the Successor Corporation) which assumes and agrees to perform this Agreement by operation of law or otherwise.

                  (b) Your Successors. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

                  7. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                  8. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York.

                  9. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                  10. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Such arbitration, whether commenced by you or the Company, shall be conducted in either the city and state in which you reside, the city and state in which the Company maintains its principal offices or the city and state in which you were employed at the time the dispute or controversy arose, as designated by you. Any arbitration pursuant to this provision shall be conducted before an arbitrator to be selected by the Company from a list of three arbitrators to be provided by you to the Company. All expenses, including attorneys fees, which you incur as a result of the arbitration and/or the dispute or controversy giving rise to the arbitration shall be paid directly by the Company. In the event that you are entitled to, or believe that you are entitled to, compensation pursuant to Section 4, the Company shall pay you such compensation unless and until directed to cease such payments pursuant to an award issued in accordance with this Section. Judgment may be entered on an award issued pursuant to this Section in any court of competent jurisdiction. In the event that the Company seeks to stay an arbitration sought under this
Section 10,
it shall post a bond, or provide similar security, in an amount equal to any unpaid compensation which is due you, or claimed to be due you, pursuant to
Section 4.

                  11. General. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board or its Compensation, Employee Benefits and Stock Incentive Committee or any successor to such Committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

                  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

                  The section and subsection headings contained in this Agreement are for convenient reference only, and shall not in any way affect the meaning or interpretation of this Agreement.

                  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state, local or foreign law.

                  The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement.

                  12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Secretary of the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                  By your signing this Agreement, you agree that, as of the date hereof, this Agreement supersedes any and all prior agreements between you and the Company setting forth your severance benefits in the event of a Change in Control of the Company.

                                           Sincerely,

                                           W. R. GRACE & CO.

                                           By _____________________________
                                              Chairman, President and
                                              Chief Executive Officer

Agreed to __________, 1996


__________________________


Name: ____________________